UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                            eMerge Interactive, Inc.
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                   29088W 10 3
                                 (CUSIP Number)

                               September 27, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                               Page 1 of 6 Pages

CUSIP No. 29088W 10 3            Schedule 13G                  Page 2 of 6 Pages



--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS                     Allflex Holdings, Inc.
         I.R.S. IDENTIFICATION NOS. OF                       90-0038411
         ABOVE PERSONS  (Entities Only)

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
--------------------------------------------------------------------------------

                   5    SOLE VOTING POWER           4,000,000
    NUMBER OF                            ---------------------------------------

      SHARES
                   6    SHARED VOTING POWER           0
   BENEFICIALLY                            -------------------------------------

     OWNED BY      7    SOLE DISPOSITIVE POWER      4,000,000
                                              ----------------------------------
       EACH
                   8    SHARED DISPOSITIVE POWER         0
    REPORTING                                   --------------------------------

   PERSON WITH

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          4,000,000
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    12% (1)
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                    CO
--------------------------------------------------------------------------------

(1) Based on 33,306,142 shares of Class A Common Stock of the Issuer outstanding on August 11, 2003.

CUSIP No. 29088W 10 3            Schedule 13G                  Page 3 of 6 Pages


Item 1.

         (a) Name of Issuer:
             --------------

                  eMerge Interactive, Inc.

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

                  10305 102nd Terrace
                  Sebastian, Florida 32958

Item 2.

         (a) Name of Person Filing:
             ---------------------

                  Allflex Holdings, Inc.

         (b) Address of Principal Business Office or, if none, Residence:
             -----------------------------------------------------------

                  P.O. Box 612266
                  D/FW Airport, Texas 75261

         (c) Citizenship:
             -----------

                  Delaware

         (d) Title of Class of Securities:
             ----------------------------

                  Class A Common Stock, par value $0.008 per share

         (e) CUSIP Number:
             ------------

                  29088W 10 3

Item 3.  Not Applicable.

CUSIP No. 29088W 10 3              Schedule 13G               Page 4 of 6 Pages




Item 4.  Ownership.
         ---------

         The following information relates to the reporting person's ownership of Class A Common Stock of the Issuer as of September 22, 2003.

         (a) Amount Beneficially Owned:
             -------------------------

                                    4,000,000

         (b) Percent of Class:
             ----------------

                                    12% (1)

         (c) Number of shares as to which the person has:
             -------------------------------------------

                        (i) sole power to vote or to direct the vote:

                                            4,000,000

                       (ii) shared power to vote or to direct the vote:

                                                    0

                      (iii) sole  power to dispose or to direct the  disposition of:

                                            4,000,000

                       (iv) shared power to dispose or to direct the disposition
                            of:

                                                    0

Item 5.  Ownership of Five Percent or Less of a Class.
         --------------------------------------------

                           If this  statement  is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].




(1) Based on 33,306,142 shares of Class A Common Stock of the Issuer outstanding on August 11, 2003.

CUSIP No. 29088W 10 3              Schedule 13G               Page 5 of 6 Pages


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

                           Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
         ---------------------------------------------------------------

                           Not Applicable.



Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------

                            Not Applicable.

Item 9.  Notice of Dissolution of Group.
         ------------------------------

                            Not Applicable.

Item 10. Certification.
         -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 29088W 10 3              Schedule 13G               Page 6 of 6 Pages


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 22, 2003

                                              Allflex Holdings, Inc.


                                              By:  /s/ Michael R. Johnson
                                                 ------------------------------
                                              Name:   Michael R. Johnson
                                              Title:  Chief Financial Officer